Exhibit 99.5

Sizmek to Acquire Rocket Fuel—Talking Points for Conversations with Clients

We know your clients and even some prospects will have questions about our definitive acquisition agreement with Rocket Fuel. To help guide your conversations, we’ve created this document with key talking points. We’ll continue to update you with more information that you can share when the deal closes. If you have any other questions in the interim, please reach out to growth@sizmek.com.

Background

On July 18, 2017, Sizmek, the largest people-based creative optimization and data activation platform delivering impressions that inspire, announced it has entered into a definitive acquisition agreement with Rocket Fuel, an industry leading predictive marketing platform that uses AI to anticipate optimal consumer response to messaging. Under the terms of the agreement, Sizmek, backed by Vector Capital, will acquire all outstanding shares of Rocket Fuel common stock for $2.60 per share in an all-cash tender offer worth approximately $145 million in enterprise value. The acquisition brings together two of the world’s most respected names in advertising technology, to create one of the largest independent marketing platform built for agencies and brands. It will fuse together AI powered predictive analytics, dynamic creative and media optimization to drive true campaign performance.

Who is Rocket Fuel?

Rocket Fuel is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services. Headquartered in Redwood City, California, Rocket Fuel has more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol “FUEL.” They have a unified DMP and self-service DSP, built on the foundation of AI. Rocket Fuel’s DSP was recently ranked as a top leader in Forrester’s Omnichannel Demand Side Platform, Q2 2017 report.

Why has Sizmek entered into a definitive acquisition agreement with Rocket Fuel?

Rocket Fuel is a household name in our industry and well-known around the globe. They have a unified DMP and self-service DSP, built on the foundation of AI. In fact, Rocket Fuel’s DSP was recently ranked a top leader in Forrester’s Omnichannel Demand Side Platform, Q2 2017 report. In addition, Rocket Fuel has the third largest Hadoop data infrastructure in the world that will enable us to better scale our data business with their leading machine-learning engineering talent based in Silicon Valley. We were also drawn to their talented global sales and customer success organization.

What is the benefit for clients?

Sizmek is built on the belief that creating impressions that inspire is vital for agencies and brands to build meaningful, long-lasting relationships with their customers. We’re reinforcing our commitment to our clients by bringing together the best of both worlds—omni-channel creativity coupled with AI-enabled decisioning. With the integration, our clients will gain access to a leading DSP and DMP and the most robust dynamic creative optimization and ad serving capabilities all under one roof. This is the next logical step in marketing automation – media optimization and full creative optimization combined, bringing together the context and the creative for the optimal consumer experience. The result is advertising that is deeply personalized, highly intuitive, and AI-enabled for peak performance, redefining the boundaries of creative possibility and media execution.

How do I get started with your combined offerings?

We’ll be in touch as soon as the deal is closed and we have more information to share regarding next steps.

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When is the deal expected to close?

The transaction, which is expected to close by the third quarter of 2017, is subject to satisfaction of a minimum tender offer condition, regulatory approvals and other customary closing conditions. In the meantime, business will remain as usual.

Who can clients reach out to with any additional questions?

If you have any additional questions, please reach out to your sales representative or growth@sizmek.com.

Cautions Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel Inc. (“Rocket Fuel”) by Sizmek Inc. (“Sizmek”), the capabilities of the combined company following the acquisition, and Rocket Fuel’s expectations for its Media Services business and second half financial results. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in Rocket Fuel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and in subsequent SEC filings. These forward-looking statements are made as of the date of this communication, and Sizmek expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Rocket Fuel, Sizmek, through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.

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